EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                       CONTACT:  GARY DAVIS
---------------------                                       203.353.5066




               WORLD WIDE FUND FOR NATURE FILES CLAIM FOR DAMAGES


STAMFORD, Conn., November 8, 2004 -- World Wrestling Entertainment, Inc. ("WWE") today announced that the World Wide Fund for Nature (the "Fund") filed a claim for damages in the English High Court with respect to its suit initiated in April 2000 against WWE. The original suit alleged that WWE breached its 1994 agreement with the Fund regarding the use of the initials "wwf." In that suit the Fund sought injunctive relief and unspecified damages for those alleged breaches.

In its recent filing, the Fund seeks actual damages for legal and other costs of approximately $575,000 and further asserts substantial monetary claims in an amount calculated as a royalty based on percentages of certain of our revenue streams. A hearing has been scheduled on the Fund's claims for January 11, 2005.

WWE strongly disputes that the Fund has suffered any damages, believes that it has strong defenses to the Fund's unwarranted monetary claims, and will vigorously defend against them.

Since November 2002 WWE has complied with an injunction entered in that suit barring WWE from using its former "wwf" website addresses and its former scratch logo.


World Wrestling Entertainment, Inc. is an integrated media and entertainment company headquartered in Stamford, Conn., with offices in New York City, Los Angeles, Toronto, and London.

Trademarks: The names of all World Wrestling Entertainment televised and live programming, talent names, images, likenesses, slogans and wrestling moves and all World Wrestling Entertainment logos are trademarks which are the exclusive property of World Wrestling Entertainment, Inc.

Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include general market conditions, which could result in only a portion or none of the shares being registered to be offered and sold, the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, entertainment, professional sports, and licensed merchandise; acceptance of the Company's brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated.